Back to Form 10-Q
Exhibit 10.8

WELLCARE HEALTH PLANS, INC.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (the “Policy”) sets forth the compensation to be paid to non-employee members (“Non-Employee Directors”) of the Board of Directors (the “Board”) of WellCare Health Plans, Inc. (the “Company”).

Annual Retainers and Fees

The following retainers and fees shall be paid quarterly at the end of the period and shall be cumulative.  A member of the Board or any of its committees other than the Special Litigation Committee (as provided below), who serves on such during a portion of a quarterly period, shall be paid the full quarterly retainer.

All Non-Employee Directors:

•	A base annual retainer of $50,000.

Committee Members:

•	Each member of the Audit Committee shall receive an additional annual retainer of $12,000.

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Each member of the Compensation Committee, the Nominating and Corporate Governance Committee, the Health Care Quality and Access Committee and the Regulatory Compliance Committee shall receive an additional annual retainer of $8,000.

•	Each member of the Special Committee shall receive an additional annual retainer of $60,000.

Committee Chairs:

•	The chairperson of the Audit Committee shall receive an additional annual retainer of $8,000.

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The chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee, the Health Care Quality and Access Committee and the Regulatory Compliance Committee shall receive an additional annual retainer of $4,000.

•	The chairperson of the Special Committee shall receive an additional annual retainer of $30,000.

Lead Director:

•	The lead director shall receive an additional annual retainer of $15,000.

Special Litigation Committee:

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So long as the Special Litigation Committee consists of one member, that member shall receive an annual fee of $90,000, or for any shorter period thereof, a fee based on such annual fee calculated on a pro-rata, monthly basis.

Meeting Fees

Each Non-Employee Director shall receive an additional $2,000 for each meeting of the full Board of Directors attended in person, telephonically or by way of other remote or electronic means.

Initial Equity Awards

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, upon, and contingent on, a new Non-Employee Director’s appointment or election to the Board, newly elected or appointed members of the Board shall receive an initial grant of restricted stock valued at approximately $150,000 (based on the closing price on the grant date), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”).  Such grant of restricted stock shall vest in equal parts on the first, second and third anniversary of the date of grant.

Annual Equity Awards

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each Non-Employee Director, other than a Non-Employee Director joining the Board at the annual meeting, shall receive an annual grant of restricted stock valued at approximately $100,000 (based on the on the closing price on the grant date), pursuant to and in accordance with the terms and provisions of a restricted stock agreement and the 2004 Equity Plan.  Unless otherwise determined by the Compensation Committee, all such annual grants shall be granted on the date of the Company’s annual meeting of shareholders.  Such grant of restricted stock shall vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting.

Stock Ownership Guidelines

Non-Employee Directors are required to own shares of the Company’s common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of three (3) times the base annual retainer payable to each Non-Employee Director as set forth in this Policy as in effect from time to time.

For purposes of determining ownership, the following will be used in determining whether a Non-Employee Director has satisfied the Ownership Requirement:

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One hundred percent (100%) of the value of shares of the Company’s common stock owned individually, either directly or indirectly, including vested and unvested restricted stock or restricted stock unit awards or shares acquired upon exercise of stock options;

•	Shares of the Company’s common stock owned jointly, or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of Company common stock (including stock options or similar rights) shall be considered shares of Company common stock for purposes of meeting the Ownership Requirements under this Policy.

For purposes hereof, the value of a share of the Company’s common stock, including vested and unvested restricted stock and restricted stock units, shall be calculated on the last trading day of each calendar year based on the average closing price of the Company’s common stock during the prior year (a “Determination Date”).  Any subsequent change in the value of the shares of Company common stock during that year will not affect the amount of stock a Non-Employee Director should hold during that year under this Policy.  If a Non-Employee Director does not meet the Ownership Requirement as of a Determination Date, such Non-Employee Director must satisfy the Ownership Requirement on the next Determination Date.

In the event the annual retainer increases, each Non-Employee Director will have four (4) years from the time of the increase to acquire any additional shares needed to satisfy this Policy.

A Non-Employee Director shall have until the end of the first Determination Date following the fourth anniversary of such Non-Employee Director’s election or appointment to the Board or upon otherwise becoming a Non-Employee Director of the Board to satisfy the Ownership Requirement; provided, however, that a Non-Employee Director who was a Non-Employee Director of the Company as of April 1, 2009, shall have until December 31, 2013 to meet the Ownership Requirement.

Effective Date

This Policy shall become effective April 1, 2009.